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                                                                    EXHIBIT 21.1

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                           SUBSIDIARIES OF REGISTRANT




SUBSIDIARY                                                   JURISDICTION OF INCORPORATION

FlowMole Export Sales Corporation                            Washington

UTILX Limited                                                United Kingdom

UTILX International Product Sales, Inc.                      Barbados, West Indies
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